[RECEIVED
1998 MAY -7 PM 1:16
SECRETARY OF STATE
STATE OF COLORADO]

                           ARTICLES OF AMENDMENT
                                    TO THE
                          ARTICLES OF INCORPORATION
                                      OF
                          SNOWY PEAK FINANCIAL, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is Snowy Peak Financial, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on May 5, 1998, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

___ No shares have been issued or Directors Elected - Action by Incorporators

___ No shares have been issued but Directors Elected - Action by Directors

___ Such amendment was adopted by the board of directors where shares have been issued.

_X_ Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

Article I of the Articles of Incorporation shall be amended so that, as amended, Article I reads in its entirety as follows:

                                  ARTICLE I
                                     Name

The name of the corporation is CONSOLIDATED BUILDERS SUPPLY CORPORATION.

THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: None.

If these amendments are to have a delayed effective-date, please list that date: Not applicable.

(Not to exceed ninety (90) days from the date of filing)

SNOWY PEAK FINANCIAL, INC.

By: /s/Roland W. Fink, President